EXHIBIT 21.1

List of the Company's subsidiaries

Atlantic Wine Agencies Limited, a United Kingdom corporation

Mount Rozier Estates Pty Ltd, a South African Limited Liability Corporation

Mount Rozier Properties Pty Ltd,  a South African Limited Liability Corporation